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                                                               Exhibit (d)(7)(a)


                                    AMENDMENT

                                     TO THE

                             SUB-ADVISORY AGREEMENT

The Sub-Advisory Agreement entered into by and between Ohio National Investments, Inc. and Federated Global Investment Management Corp. as of January 1, 1999 for investment advisory services with respect to the International and International Small Company Portfolios of Ohio National Fund, Inc. is hereby amended, effective July 1, 2003, by adding the following after the second sentence of Section 1 thereof:

However, the Adviser shall vote proxies for securities held by the Fund in accordance with the Adviser's policies for policy voting. The Adviser agrees that it shall provide the FGR a copy of the Adviser's policies.

In Witness Whereof, this Amendment has been executed by the parties hereto effective as of the first day of July, 2003.


OHIO NATIONAL INVESTMENTS, INC.


By:  /s/ Christopher A. Carlson
     ---------------------------------------
     Christopher A. Carlson, President


Federated Global Investment Management Corp.


By:  /s/J. Christopher Donahue
     ---------------------------------------
     J. Christopher Donahue, Chairman


Accepted and Agreed:

OHIO NATIONAL FUND, INC.

By:  /s/John J. Palmer
     ----------------------------------------



Amd Sub Advisory - Signature ONII-Fed Global